Exhibit 99.1

Syntel Reports First Quarter 2018 Financial Results

Highlights:

•Q1 revenue of $245.3M, up 9% from year-ago quarter, and 2% sequentially

•Q1 EPS of $0.55 per diluted share as compared to $0.46 in the year-ago quarter and $0.51 in the fourth quarter 2017

•Q1 2018 cash & short term investments of $72.5M

•Global Headcount of 22,571 on March 31, 2018, versus 22,795 in the year-ago quarter

TROY, Mich. – April 19, 2018 – Syntel, Inc. (Nasdaq:SYNT), a leading global provider of integrated information technology and knowledge process services, today announced financial results for the first quarter, ended March 31, 2018.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter increased 8.6 percent to $245.3 million from $225.9 million in the prior-year period, and 2.3 percent from $239.8 million in the fourth quarter of 2017. During the first quarter, Banking and Financial Services accounted for 43.4 percent of total revenue, with Retail, Logistics and Telecom at 18.4 percent, Healthcare and Life Sciences at 18.2 percent, Insurance at 15.3 percent, and Manufacturing at 4.7 percent.

The Company’s gross margin was 37.2 percent in the first quarter, compared to 36.6 percent in the prior-year period and 41.4 percent in the fourth quarter of 2017. Selling, General and Administrative (SG&A) expenses were 11 percent of revenue in the first quarter, compared to 13.4 percent in the prior-year period and 12.1 percent in the previous quarter.

The first quarter income from operations was 26.2 percent of revenue as compared to 23.2 percent in the prior-year period and 29.3 percent in the fourth quarter of 2017. Net income for the first quarter was $45.6 million or $0.55 per diluted share, compared to $38.4 million or $0.46 per diluted share in the prior-year period and $42.4 million or $0.51 per diluted share in the fourth quarter of 2017.

During Q1, Syntel spent $2.2 million in CAPEX and finished the quarter with cash and short-term investments of $72.5 million. Syntel ended the quarter with 22,571 employees globally.

Operational Highlights

“During Q1, we continued to make progress in expanding across our top 50 client relationships,” said Syntel CEO and President Rakesh Khanna. “As a result of our client-facing efforts and strong service offerings, the pace of deal closures has been healthy.”

“We saw broader contribution across our industry segments during the quarter, and are tackling each opportunity with high-impact digital solutions as well as cutting-edge automation and modernization services to support our customers’ technology and business initiatives,” said Khanna. “The pace of change is intensifying across each industry we serve. Our ability to help our customers evolve and stay ahead of the competition will lead to our mutual success.”

2018 Guidance

Based on current visibility levels and an exchange rate assumption of 65 Indian rupees to the dollar, the Company currently expects 2018 revenue of $920 million to $960 million and EPS in the range of $1.76 to $1.96.

Syntel to Host Conference Call

Syntel will discuss its first quarter 2018 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until April 26, 2018 by dialing (855) 859-2056 and entering “4089007.” International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and knowledge process services. Syntel helps global enterprises evolve the core by leveraging automation, scaled agile and cloud platforms to build efficient application development and management, testing and infrastructure solutions. Syntel’s digital services enable companies to engage customers, discover new insights through analytics, and create a more connected enterprise through the internet of things. Syntel’s “Customer for Life” philosophy builds collaborative partnerships and creates long-term client value by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at www.syntelinc.com.

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

# # #

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED MARCH 31,
	2018	2017
Net revenues	$245,345	$225,869
Cost of revenues	154,091	143,160

Gross profit	91,254	82,709
Selling, general and administrative expenses	26,986	30,254

Income from operations	64,268	52,455

Other income (expense):
Interest Expense	(2,433)	(3,376)
Non-Service component of post retirement benefit cost	(302)	(324)
Other income	561	496

Other income (expense), net	(2,174)	(3,204)
Income before provision for income taxes	62,094	49,251
Income tax expense	16,455	10,871

Net income	$45,639	$38,380

Other Comprehensive Income
Foreign currency translation adjustments	$(2,457)	$6,175

Gains on derivatives:
Gains arising during period on cash flow hedges	2,910	963

Unrealized gains on available-for-sale debt securities:
Unrealized holding gains arising during period	384	131
Reclassification adjustment for gains included in net income	(60)	(80)

	324	51
Defined benefit pension plans:
Net Profit (Loss) arising during period	(439)	6
Amortization of prior service cost included in net periodic pension cost	8	8

	(431)	14
Other comprehensive income, before tax	346	7,203
Income tax expenses related to Other Comprehensive Income	(699)	(403)

Other comprehensive income (loss), net of tax	(353)	6,800

Comprehensive Income	$45,286	$45,180

EARNINGS PER SHARE:
Basic	$0.55	$0.46
Diluted	$0.55	$0.46

Weighted average common shares outstanding:
Basic	83,129	83,797

Diluted	83,377	83,834

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	(Unaudited) March 31,	(Audited) December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$41,373	$95,994
Short term investments	31,140	26,501
Accounts receivable, net of allowance for doubtful accounts of $49 at March 31, 2018 and $ Nil at December 31, 2017.	126,619	115,052
Revenue earned in excess of billings	26,651	24,995
Other current assets	36,006	29,484

Total current assets	261,789	292,026
Property and equipment	238,248	240,948
Less accumulated depreciation and amortization	134,993	134,650

Property and equipment, net	103,255	106,298
Goodwill	906	906
Non current Term Deposits with Banks	472	396
Deferred income taxes and other non current assets	86,022	84,090

TOTAL ASSETS	$452,444	$483,716

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
LIABILITIES
Current liabilities:
Accrued payroll and related costs	$45,084	$51,497
Income taxes payable	32,810	21,100
Accounts payable and other current liabilities	35,716	34,762
Deferred revenue	2,965	3,240
Loans and borrowings	26,117	24,268

Total current liabilities	142,692	134,867
Deferred income taxes and other non current liabilities	28,688	27,325
Non Current loans and borrowings	246,997	334,446

TOTAL LIABILITIES	418,377	496,638

SHAREHOLDERS' EQUITY
Total shareholders’ equity/(deficit)	34,067	(12,922)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	$452,444	$483,716

4